EXHIBIT 4.8

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE dated as of October 1, 2001 (“Second Supplemental Indenture”) by and between (1) Abitibi-Consolidated Inc. (the “Company”), a corporation organized under the laws of Canada, (2) the Company and 3834328 Canada Inc., a corporation organized under the laws of Canada (“3834328”), in their capacity as partners of Abitibi-Consolidated General Partnership, a general partnership formed under the laws of Quebec (“ACGP”), (3) Donohue Forest Products Inc., a company organized under the laws of Quebec (“DFP”), and (4) Computershare Trust Company of Canada (“Trustee”), to the Indenture dated as of April 6, 1998 (the “Indenture”), between the Company and Montreal Trust Company, as trustee, as supplemented by that certain First Supplemental Indenture dated as of September 1, 2001 (the “First Supplemental Indenture”) between (1) the Company, (2) the Company and 3834328, in their capacity as partners of ACGP, and (3) the Trustee, as successor to Montreal Trust Company. Unless otherwise defined herein, all capitalized terms used in this Second Supplemental Indenture have the respective meanings set forth in the Indenture, as supplemented by the First Supplemental Indenture.

WHEREAS the Company has issued, the Trustee has authenticated and there have been delivered pursuant to the Indenture US$600,000,000 aggregate principal amount of unsecured notes due 2008, 2018 and 2028, respectively (the “Securities”);

WHEREAS pursuant to Section 9.1, the Indenture may be supplemented without the consent of any Holder, among other things: (i) to evidence the succession of another Person to the Company and its assumption of the covenants of the Company in the Indenture; (ii) to add to the covenants of the Company, for the benefit of the Holders of all Securities; and (iii) to surrender any right or power conferred upon the Company or make any other provisions with respect to matters or questions arising under the Indenture, provided however, that such action not adversely affect the interests of the Holders of Securities of any particular series in any material respect;

WHEREAS all acts and proceedings required by law and the Indenture to authorize, approve and constitute this Second Supplemental Indenture as a valid and binding agreement for the uses and purposes set forth herein, in accordance with its terms, have been done and taken, and the execution and delivery of this Second Supplemental Indenture have in all respects been duly authorized by each of the Company, ACGP and DFP;

WHEREAS all of the shares in the capital of DFP are owned, directly or indirectly, by the Company; and

WHEREAS the foregoing recitals are made as representations or statements of fact by each of the Company, ACGP and DFP and not by the Trustee;

NOW, THEREFORE in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, ACGP, DFP and the Trustee hereby agree as follows:

1.

DFP hereby assumes jointly and severally and as co-obligor the due and punctual payment of the principal of (and premium, if any) and interest, if any (including all additional amounts, if any, payable pursuant to Sections 5.16 or 10.9) on, and any sinking fund payment in respect of, all the Securities and any related coupons and the performance of every covenant of the Indenture on the part of the Company to be performed or observed. As contemplated in Section 8.2 (as supplemented by the First Supplemental Indenture), the Company is not hereby relieved of any obligations or covenants under the Indenture, as supplemented, the Securities and any related coupons, as the case may be, and the Company’s obligations or covenants under the Indenture, as supplemented, the Securities and any related coupons continue in full force and effect without novation, the Company remaining as a joint and several debtor and co-obligor thereunder with DFP.

2.	For purposes of Section 1.5(2) of the Indenture, the address of DFP shall be its registered office, as designated from time to time. DFP may give notice in writing of any change of the address of its registered office as provided for in such Section 1.5(2).

3.	This Second Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

4.	Except as expressly amended hereby, the Indenture, as supplemented by the First Supplemental Indenture, is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

5.	In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.	If any provision hereof limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Second Supplemental Indenture, such required provision shall control. If any provision hereof modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Second Supplemental Indenture as so modified or shall be excluded, as the case may be.

7.	This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws rules thereof.

8.	All provisions of this Second Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture, as supplemented by the First Supplemental Indenture, and the Indenture, as amended and supplemented by the First Supplemental Indenture and this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, and their respective seals, if any, to be hereunto affixed and attested, all as of the day and year first above written.

ABITIBI-CONSOLIDATED INC.		ABITIBI-CONSOLIDATED GENERAL PARTNERSHIP By its Partners: ABITIBI-CONSOLIDATED INC.

Per:		Per:
Name:	Pierre Rougeau	Name:	Pierre Rougeau
Title:	Senior VP, Corporate Development and CFO	Title:	Senior VP, Corporate Development and CFO

Per:		Per:
Name:	Allen Dea	Name:	Allen Dea
Title:	Vice President and Treasurer	Title:	Vice President and Treasurer

AND

DONOHUE FOREST PRODUCTS INC.		3834328 CANADA INC.

Per:		Per:
Name:	Pierre Rougeau	Name:	Pierre Rougeau
Title:	Director and Treasurer	Title:	Director

Per:		Per:
Name:	Allen Dea	Name:	Allen Dea
Title:	Assistant Treasurer	Title:	Assistant Treasurer

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:
Name:	TONI De LUCA
Title:	Manager, Corporate Trust

Per:
Name:	NELIA ANDRADE
Title:	Corporate Trust Officer

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